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                                                           EXHIBIT 11

                  UNITED PETROLEUM CORPORATION AND SUBSIDIARIES
                 SCHEDULE RE: COMPUTATION OF EARNINGS PER SHARE

                                                   Year Ended December 31,
                                                   1997               1996
                                                   ----               ----
Computation of earnings per share:

   Net Loss                                       ($12,138,042)     (11,572,293)

Number of shares:
   Weighted average number of
   common shares outstanding                        18,812,739        5,671,698

Basic Earnings (Loss) per Share                         ($0.65)          ($2.04)

Number of shares:

   Weighted average number of common shares
    outstanding                                     18,812,739        5,671,698

   Dilutive effect of outstanding options,
    warrants, and convertible securities                   -0-              -0-

   Weighted average number of common and
    common equivalent shares used for fully
    diluted earnings (loss) per share               18,812,739        5,671,698


Diluted Earnings (Loss) per Share                       ($0.65)          ($2.04)



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